Exhibit 99.1

For Immediate Release

May 28, 2003

AMERICAN RESTAURANT GROUP

EXPANDS ON REPORTED RESULTS FOR

THE FIRST QUARTER ENDED MARCH 31, 2003

Los Altos, CA

American Restaurant Group, Inc. supplements the Company’s financial results for the first quarter ended March 31, 2003 to respond to investor inquiries.

As was reported May 15, 2003 with the release of the Company’s quarterly SEC report, in the first quarter Stuart Anderson’s Restaurants intentionally reduced the promotion of certain specially priced items as part of a strategy to reduce the sale of lower-margin, advertised specials.  Revenues for the first quarter were $73.7 million compared to $81.8 million in the first quarter of 2002.  Of the sales decrease, 70% resulted from the planned reduction in spending on product-promotion advertising.  Such promoted items often include special products, or combinations of regularly offered products not offered together on the restaurants’ menus, which are offered at greatly reduced gross margins.  The sale of lower-margin promoted items accounted for 21.1% of revenues in the first quarter of 2003, down from 28.1% in the first quarter of 2002.  This planned change in the Company’s marketing strategy altered the chain’s performance in the first quarter and makes comparisons using same-store sales more difficult and less meaningful.

CEO and President Ralph Roberts commented:

“Of the 10.2% decline in comparable-store sales we experienced in the first quarter, 70% was planned.  The elimination of less-profitable, discounted product promotions not only increased our average promoted price-point and improved our average dinner check, as per our plan, but also saved $1.3 million in advertising expense.

 “I want to applaud our entire management team and restaurant operators, who not only remained focused on delivering the highest-quality dining experience for our guests, but continued to lower operating costs in connection with our strategy.”

Restaurant margin, which is defined as revenue less food and beverage, payroll, and direct operating costs, improved from the more profitable sales mix achieved by reducing the percentage contribution of lower-profit food items.  Food and beverage costs, payroll costs, and direct operating costs all improved on a year-over-year basis.  As a percentage of revenue, food and beverage costs improved 1.9%, to 31.2% in the first quarter of 2003 from 33.1% in the first quarter of 2002.  As a percentage of revenues, labor costs improved to 30.0% in the first quarter of 2003 from 30.1% in the first quarter of 2002.  Direct operating costs, which include occupancy, advertising, and other expenses, improved to $19.0 million in the first quarter of 2003 from $20.2 million in the first quarter of 2002.  Overall, restaurant margin, as a percentage of revenues, improved to 13.0% from 12.1% in the prior year.

As of March 31, 2003, LTM EBITDA from operations was $25.9 million, excluding the costs incurred with the re-audit and restatement of prior periods. Cash interest expense for the same period was $19.8 million. Capital expenditures for the same period were $3.7 million.  As a result, after funding cash interest and all capital expenditures, the Company had $2.3 million in excess cash flow remaining from operations.

EBITDA for the last twelve months ended March 31, 2003

(amounts in 000’s)
Revenues		$287,270

Operating Profit from continuing operations	$18,135

Depreciation & Amortization	7,270

Re-audit fees	$450

EBITDA		25,855
as a percentage of revenues			9.0%

Cash interest expense		(19,839)

Capital expenditures		(3,685)

Excess cash from operations after payment of interest and capital expenditures		$2,331

Note: EBITDA is not a defined term under generally accepted accounting principles.  EBITDA refers to earnings before interest, taxes, depreciation and amortization.  For comparison purposes, the Company computes EBITDA, as indicated above.  Management believes EBITDA is one of the financial measures used by users of our financial statements to evaluate the Company’s financial results of operations.

Regarding liquidity, at the end of the first quarter of 2003 the Company had no cash borrowings on its $15.0 million line of credit.  The Company had $6.8 million in issued letters of credit, which are used primarily to support its self-insurance programs.  The Company made its semiannual interest payment of $9.3 million as scheduled on May 1, 2003.  The Company remains in compliance with its bank covenants.

Pursuant to the amendment to the preferred stock made in connection with the Company’s recapitalization in October 2001, management believes the Company’s preferred stock will convert to common stock on August 15, 2003.

The Company encourages investors to refer to the Company’s annual report on Form 10-K for 2002 filed March 31, 2003, quarterly report on Form 10-Q for the first quarter of 2003 filed on May 14, 2003, and the respective press releases issued March 31, 2003 and May 15, 2003.

There were 109 Stuart Anderson’s Black Angus Restaurants operating as of March 31, 2003.  A new 8,000 square foot prototype restaurant is under construction in Arizona and scheduled to open this fall.

This press release may contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although American Restaurant Group believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from expectations because of changes in operating performance, project schedules, and other technical and economic factors.

Contact:  Ralph Roberts  (650) 949-6400